Exhibit 99.1

ADP COMPLETES SPIN-OFF

OF BROKERAGE SERVICES GROUP BUSINESS

ROSELAND, NJ, March 30, 2007 -- Automatic Data Processing, Inc. (NYSE:ADP) announced today that it has completed the spin-off of its Brokerage Services Group by distribution of a special tax-free dividend to its shareholders consisting of approximately 138.5 million shares of common stock of Broadridge Financial Solutions, Inc. (“Broadridge”).

ADP is distributing one share of Broadridge common stock for every four shares of ADP common stock held by shareholders of record as of the close of business on March 23, 2007. Shareholders will receive a taxable cash payment in lieu of fractional shares of Broadridge.

ADP will not own any shares of Broadridge, which will be an independent public company. Broadridge’s common stock will begin trading on the New York Stock Exchange under the symbol “BR” beginning Monday, April 2, 2007. In addition, Broadridge will be added to the S&P MidCap 400 index.

ADP, with over $7 billion in revenues and more than 570,000 clients worldwide, is one of the largest providers of a broad range of premier, mission-critical, cost-effective transaction processing and information-based business solutions.

This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in laws regulating payroll taxes, professional employer organizations and employee benefits; overall market and economic conditions, including interest rate and foreign currency trends; competitive conditions; auto sales and related industry changes; employment and wage levels; changes in technology; availability of skilled technical associates and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, should be considered in evaluating any forward-looking statements contained herein.

Source: Automatic Data Processing, Inc.

ADP Investor Relations, 973.974.5858

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